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                                    CONSENT

The undersigned hereby (I) acknowledges that it has reviewed the portion of the Registration Statement on Form S-1 (No. 333-4319) of Environmental Remediation Holding Corporation, Inc. in which the undersigned is referred to (ii) consents to the use and context of its name, and (iii) confirms that the statements referring to it in the Registration Statement are a materially accurate summary of the reserve reports for which the undersigned is responsible.



Dated June __, 1998


                         Very truly yours,

                         /s/ Gerry A. Graham
                         -----------------------
                         Gerry A. Graham
                         Sandwood Consultants
                         Registered Professional
                         Petroleum Engineer